Exhibit 99.1

The Info Project, Inc.
108 West 39th Street, 16th Floor
New York, NY 10018
Telephone (212) 672-0010
Fax (212) 688-6598
September 7, 2007
ArcSight, Inc.
5 Results Way
Cupertino, CA 95014
Attn: Trâm Phi
Ladies and Gentlemen:
          ArcSight, Inc. (the “Company”) has requested that TheInfoPro, Inc. (“TheInfoPro”) execute this letter in connection with a proposed initial public offering by the Company (the “IPO”). In connection with the IPO, the Company will be filing a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission. In response to such request, please be advised as follows:
          1.     TheInfoPro consents to the use by the Company of TheInfoPro’s name in portions of the prospectus and the Registration Statement.
          2.     TheInfoPro consents to the use by the Company of the research data substantially in the form furnished hereto as Exhibit A, which will be included as part of the Registration Statement. In granting such consent, TheInfoPro represents that, to its knowledge, the statements made in such survey are accurate and fairly present the matters referred to therein.
          TheInfoPro agrees that the existence and terms of the IPO constitute confidential information and agrees not to disclose such confidential information to any person or entity or use such confidential information for any purpose other than set forth herein.

Very truly yours,

TheInfoPro, Inc.

By:	/s/ Deborah Cavaliere

Name:	Deborah Cavaliere

Title:	VP, Operations

Exhibit A
A study by the TheInfoPro, Inc. (TIP), published in TheInfoPro Information Security Study, Wave 8, Winter 2007, revealed that 59% of organizations have experienced security losses attributed to insiders, with nearly one in five attributing more than 75% of their security incidents to insiders.
According to a study of Fortune 1000 companies by TheInfoPro, Inc., published in TheInfoPro Information Security Study, Wave 8, Winter 2007, compliance was listed as the top IT security-related “pain point.”